Exhibit 99.1

          Tripath Technology Inc. Reports Fourth Quarter and
                  Fiscal Year 2003 Financial Results;
     Achieved 11% Sequential Revenue Growth and 33% Gross Margins

    SAN JOSE, Calif.--(BUSINESS WIRE)--Jan. 29, 2004--Tripath Technology Inc. (Nasdaq:TRPH) creators of Digital Power Processing (DPP(R)) and Class-T(TM) advanced 1-bit Digital Amplifiers, today reported financial results for its fourth quarter and fiscal year 2003.
    Revenues for the fourth quarter ended December 31, 2003 were $4.1 million, an increase of 11% over revenues of $3.7 million for the third quarter of fiscal year 2003 and an increase of 41% over revenues of $2.9 million for the fourth quarter of fiscal 2002. Revenues for fiscal year 2003 were $13.9 million, a decrease of 14% from revenues of $16.2 million for fiscal year 2002.
    The gross margin for the fourth quarter of fiscal year 2003 was 33% compared with 32% for the third quarter of fiscal year 2003 and 23% for the fourth quarter of fiscal year 2002. The gross margin for fiscal year 2003 was 30% compared to a negative margin of 14% for fiscal year 2002.
    Operating expenses for the fourth quarter of fiscal year 2003 remained flat at $2.7 million compared with the third quarter of fiscal year 2003 and decreased by 23% from $3.5 million for the fourth quarter of fiscal year 2002. Operating expenses for fiscal year 2003 were $11.4 million, a decrease of 34% from operating expenses of $17.2 million for fiscal year 2002.
    The net loss applicable to the common stockholders for the fourth quarter of fiscal year 2003 was $1.4 million or $(0.03) per share, compared to a net loss of $1.5 million, or $(0.04) per share for the third quarter of fiscal year 2003, and a net loss of $2.9 million or $(0.07) per share for the fourth quarter of fiscal year 2002. The net loss applicable to common stockholders was $7.2 million for fiscal year 2003 compared with a net loss of $34.3 million for fiscal year 2002.
    "We are again pleased with the continued improvement in our operating performance during the fourth quarter, said Dr. Adya Tripathi, Chairman, President and CEO of Tripath. Dr. Tripathi, added, "We achieved 11% sequential revenue growth over the previous quarter and we were able to improve our gross profit margins from 32% in Q3 to 33% in Q4 primarily as a result of lower manufacturing costs. Operating expenses remained flat at $2.7 million and we increased our cash balance to $9.6 million. During the fourth quarter we received approximately $1.4 million in proceeds from the exercise of stock warrants that were issued in connection with the January 2002 financing in which we raised $21 million in gross proceeds."
    "We are also very pleased with our progress in securing a number of major design wins during the fourth quarter including flat panel TV design wins with Samsung and Hitachi," continued Dr. Tripathi. Dr. Tripathi also commented, "We also recently announced the introduction of a new breakthrough low cost power stage architecture platform ("Godzilla") that can be used across the broad spectrum of audio amplifiers from 10W/ch PC stereo to greater than 150W/ch AV receivers. We believe, with this new architecture, we will be competitively priced with existing analog amplifiers without compromising the audio performance that our customers have come to expect from Tripath's Class-T(TM) Digital Amplifiers. We believe this architecture will enable us to reduce our manufacturing costs and is expected to improve our gross margins in the future."

    Highlights For the Fourth Quarter Include:

    Design Wins and New Products Announcements:

    -- Announced design wins in Samsung's plasma flat panel TVs and LCD monitors.

    -- Announced design win in Panasonic's 4 channel x 70 Watt in-dash car audio.

    -- Introduced world's first 4 channel x 100 Watt single package digital audio amplifier (TAA4100).

    -- Launched four CMOS digital amplifier devices based on "Godzilla" low-cost architecture.

    --  Announced design win in Hitachi's new line of plasma TVs.

    --  Announced design win in Denon's new AV Receiver.

    Financial:

    --  Achieved 11% revenue growth over Q3-03.

    --  Gross margins improved from 32% (Q3-03) to 33% (Q4-03).

    -- Operating expenses maintained flat with (Q3-03) at $2.7 million.

    -- Net Cash Used In Operating Activities decreased from $0.8 million (Q3-03) to $0.6 million (Q4-03).

    -- Accounts Receivable Days Sales Outstanding (DSO) declined from 48 (Q3-03) to 45 days (Q4-03).

    -- $9.6 million cash balance at December 31, 2003 vs. $9.1 million at September 30, 2003.

    Other:

    --  Transferred back to the NASDAQ National Market (October 2003)

    -- Overall #2 performing stock and #1 performing Silicon Valley stock on NASDAQ market in 2003, in terms of percentage increase in stock price (+2,396%).

    -- Selected by Deloitte & Touche as one of the fastest growing technology companies in Silicon Valley (Fast 50 Award).

    Fourth Quarter Conference Call

    Tripath Technology Inc. will hold a conference call on January 29th at 2 PM (PDT) to discuss the financial results for the fourth quarter of fiscal year 2003. Analysts and investors and are invited to participate on the call by dialing 1-(800)-901-5226 (Domestic) and
(617)-786-4513 (International) and entering the pass code 96915925. Additionally, investors may take advantage of a live web cast of the call available through the investor relation's section of Tripath's website at www.tripath.com or via CCBN at www.fulldisclosure.com. No password is necessary.
    The conference call replay will be available on the investor relations section of Tripath's website at www.tripath.com after 4 PM
(PDT) on January 29th and will remain available until the release of the Company's first quarter financial results. The replay number is 1-(888)-286-8010 (Domestic) and (617)-801-6888 (International). The
access number for the replay will be 58697796.

    About Tripath Technology Inc.

    Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which combines modern advances in digital signal processing and power processing. Tripath's current customers include consumer electronic and computer companies, such as Aiwa, Apple Computer, Denon, Hitachi, Motorola, Onkyo, Samsung, Sharp, Sony and Toshiba, as well as DSL communications equipment providers, such as Alcatel, who use Tripath's power efficient line drivers for central office applications. For more information please visit Tripath's web site at www.tripath.com

    Safe Harbor Statement

    Certain statements in this release concerning Tripath's long term outlook are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. Tripath's ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath's products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products including, but not limited to the recently announced low cost ("Godzilla") products, which are based on a new design architecture. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products, including the new "Godzilla" based products, and technologies in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath's United States Securities and Exchange Commission filings.


                        TRIPATH TECHNOLOGY INC.
                      CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                            December 31   December 31
                                                2003          2002
                                         --------------- ------------
ASSETS
Current assets:
 Cash, cash equivalents and restricted
  cash                                           $9,612      $10,598
 Accounts receivable, net                         2,041        1,471
 Inventories                                      5,574        5,252
 Prepaid expenses and other current assets          263          706

                                          -------------- ------------
   Total current assets                          17,490       18,027

Property and equipment, net                       1,897        2,474
Other assets                                         81          184

                                          -------------- ------------
     Total assets                               $19,468      $20,685
                                          ============== ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                $4,386       $2,395
 Current portion of capital lease
  obligations                                       375          225
 Accrued expenses                                   602        1,070
 Deferred distributor revenue                     1,125          626

                                          -------------- ------------
   Total current liabilities                      6,488        4,316

Long term liabilities:                            1,060          933
                                          -------------- ------------

   Total liabilities                              7,548        5,249
                                          -------------- ------------

Stockholders' equity:
 Common stock                                        45           41
 Additional paid-in capital                     191,656      187,835
 Deferred stock-based compensation                 (217)         (91)
 Accumulated deficit                           (179,564)    (172,349)

                                          -------------- ------------
   Total stockholders' equity                    11,920       15,436

                                          -------------- ------------
     Total liabilities and
      stockholders' equity                      $19,468      $20,685
                                          ============== ============


                       TRIPATH TECHNOLOGY INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                           (in thousands)
                             (unaudited)


                                Three Months         Twelve Months
                                    Ended                 Ended
                              -----------------    ------------------
                                 December 31          December 31
                              -----------------    ------------------
                                 2003     2002        2003      2002
                               -------  -------     -------  --------

Revenue                       $ 4,126  $ 2,902      13,891  $ 16,227
Cost of revenue                 2,769    2,245       9,710    18,494
                               -------  -------     -------  --------
Gross profit (loss)             1,357      657       4,181    (2,267)
                               -------  -------     -------  --------

Operating expenses:
  Research and development      1,669    2,238       6,874    11,650
  Selling, general and
   administrative               1,082    1,311       4,544     5,557
                               -------  -------     -------  --------
      Total operating expenses  2,751    3,549      11,418    17,207
                               -------  -------     -------  --------

Loss from operations           (1,394)  (2,892)     (7,237)  (19,474)
Net interest income                 8       38          22       160
                               -------  -------     -------  --------
Net loss                       (1,386)  (2,854)     (7,215)  (19,314)
Charge for beneficial
 conversion feature                 -        -           -   (14,952)
                               -------  -------     -------  --------
Net loss applicable to common
 stockholders                 $(1,386) $(2,854)    $(7,215) $(34,266)
                               =======  =======     =======  ========


Basic and diluted net loss per
 share applicable
 to common stockholders       $ (0.03) $ (0.07)    $ (0.17) $  (0.88)
                               =======  =======     =======  ========

Number of shares used to
 compute basic
 and diluted net loss per
 share                         43,400   41,327      42,285    38,823
                               =======  =======     =======  ========



Stock-based compensation attributable to individuals that worked in the following functions is as follows:

                                Three Months         Twelve Months
                                    Ended                 Ended
                              -----------------    ------------------
                                 December 31          December 31
                              -----------------    ------------------
                                 2003     2002        2003      2002
                               -------  -------     -------  --------
Manufacturing (cost of
 revenue)                     $     -  $    16     $     4  $     23
Research and development           (5)     339          20       195
Selling, general and
 administrative                    41      308          57      (502)
                               -------  -------     -------  --------
      Total stock-based
       compensation           $    36  $   663     $    81  $   (284)
                               =======  =======     =======  ========

    CONTACT: Tripath Technology Inc.
             David P. Eichler, 408-750-6801
             deichler@tripath.com